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                                                                       EXHIBIT 1

                       CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the incorporation by reference in Post Effective Amendment No. 2 to Form S-8 Registration Statement (Registration No. 33-5300) of our report dated June 10, 1996, on our audits of the net assets available for benefits of the Harsco Corporation Savings Plan as of December 31, 1995 and 1994, and the changes in net assets available for benefits for the year ended December 31, 1995. Our report, which includes (A) an emphasis of a matter paragraph regarding (i) the merger of the Harsco Corporation Savings Plan II into the Harsco Corporation Savings Plan, the merger of the Sherwood Selpac Corporation Profit Sharing Thrift Plan into the Harsco Corporation Savings Plan and the transfer of BMY-Combat Systems Division participants out of the Harsco Corporation Savings Plan (and their respective account balances), and (B) explanatory paragraphs regarding (i) supplemental schedules and fund information and (ii) information provided by the trustee and presented in the schedules of investments and reportable transactions does not disclose the historical cost of certain plan assets.

                                        COOPERS & LYBRAND L.L.P.

COOPERS & LYBRAND L.L.P.
Philadelphia, Pennsylvania
June 25, 1996

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